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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lewis Foulke, SVP & CFO
Carol Jones, VP, Marketing
First Washington FinancialCorp
(609) 426-1000

         FIRST WASHINGTON FINANCIALCORP REPORTS SECOND QUARTER EARNINGS

(Windsor, N.J.)--First Washington FinancialCorp (NASDAQ: "FWFC"), parent company of First Washington State Bank reported earnings for the 6 months ending June 30, 2004 of $2.68 million This represents an increase of $169 thousand or 6.72% when compared with net income of $2.51 million for the first six months of 2003. The second quarter earnings reflect $148 thousand in expense incurred in connection with the proposed merger with Fulton Financial Corporation. Without this expense, net of taxes, net income would have been $2.77 million for the six months ended June 30, 2004, an increase of $260 thousand or 10.44% when compared with the first six months of 2003.

Earnings per basic and diluted share were $0.63 and $0.58, respectively, increases of 6.44% and 2.11% respectively, when compared to the $0.59 per basic and $0.57 per diluted share reported for the first six months of 2003. Per share figures have been restated for the 5% stock dividend paid in the fourth quarter of 2003 and the 5 for 4 stock split in March 2004.

Total assets at June 30, 2004 increased to $474.41 million, a 13.90% or $57.90 million increase over total assets at June 30, 2003. Total loans increased $26.26 million, or 13.17%, to $225.67 million and total deposits increased $55.0 million, or 15.55%, to $408.71 million compared to June 30, 2003.

"We are pleased with our financial growth for the first six months of the year," said C. Herbert Schneider, President & CEO. "The Directors, Officers, and Staff of First Washington State Bank continue to put forth the effort needed to provide products and services to enhance the growth of our company."

"The second quarter of this year was an eventful period for us. In June, First Washington FinancialCorp announced the signing of a definitive agreement to merge with Fulton Financial Corporation; in April; The Lawrenceville Office, First Washington State Bank's 5th in-store office opened; and on-line banking was offered to our retail customers," said Abraham S. Opatut, Chairman of the Board.

First Washington FinancialCorp is the holding company for First Washington State Bank. In addition, First Washington FinancialCorp, through the Bank, is a joint venture partner in Windsor Title Agency, LP, a general title agency located in Lakewood, New Jersey. First Washington State Bank maintains headquarters in Windsor, New Jersey. The Bank currently has 16 branch offices located in Mercer, Monmouth and Ocean Counties and is celebrating its 15th Anniversary. For more information on First Washington FinancialCorp call (800) 992-FWSB or visit the First Washington State Bank's web site at www.FWSB.com.

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                         FIRST WASHINGTON FINANCIALCORP
                        Consolidated Statements of Income
                                   (unaudited)

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                                                                For the six months ended
                                                                        June 30,
                                                                   2004           2003
                                                             ------------------------------
INTEREST INCOME
  Loans, including fees                                         $ 7,147,410    $ 6,973,178
  Investment and mortgage-backed securities
     Taxable securities                                           2,218,581      2,030,447
     Tax exempt securities                                        1,320,373      1,050,123
  Federal funds sold                                                 48,419        109,243
                                                                -----------    -----------

          Total interest income                                  10,734,783     10,162,991
                                                                -----------    -----------

INTEREST EXPENSE
  Deposits                                                        2,728,033      2,868,187
  Borrowed funds                                                    196,752        192,717
                                                                -----------    -----------

     Total interest expense                                       2,924,785      3,060,904
                                                                -----------    -----------

          Net interest income                                     7,809,998      7,102,087


PROVISION FOR LOAN LOSSES                                                 -        180,000
                                                                -----------    -----------

          Net interest income after provision for loan losses     7,809,998      6,922,087
                                                                -----------    -----------

NON-INTEREST INCOME
  Service fees on deposit accounts                                  583,639        706,561
  Other service charges and fees                                     68,797         82,876
  Net gains on sale of investment and mortgage-backed
     securities                                                     311,876        301,378
  Fee income on sales of mortgages                                  147,670        463,295
  Other                                                              91,217         87,210
                                                                -----------    -----------

          Total non-interest income                               1,203,199      1,641,320
                                                                -----------    -----------

NON-INTEREST EXPENSE
  Salaries                                                        2,655,317      2,401,600
  Employee benefits                                                 530,003        529,281
  Occupancy expense                                                 671,792        571,609
  Other                                                           1,746,850      1,762,411
                                                                -----------    -----------

          Total non-interest expense                              5,603,962      5,264,901
                                                                -----------    -----------

          Income before income tax expense                        3,409,235      3,298,506

INCOME TAX EXPENSE                                                  734,000        791,800
                                                                -----------    -----------

          NET INCOME                                            $ 2,675,235    $ 2,506,706
                                                                ===========    ===========
PER SHARE DATA

  NET INCOME - BASIC                                            $      0.63    $      0.59
                                                                ===========    ===========
  NET INCOME - DILUTED                                          $      0.58    $      0.57
                                                                ===========    ===========

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